Exhibit 2.2

TerraSphere License Agreement

            THIS AGREEMENT made and entered into this ___ day of June, 2010 (the "Effective Date") by and between TerraSphere Systems, LLC, of 137A Lewis Wharf, Boston, MA 02110 (hereinafter "TerraSphere") and the Urban Agricultural Corp., having an office at 8 Algonquian Drive, Natick, MA 01760 (hereinafter "UAC").

WHEREAS, TerraSphere and UAC entered into a Term Sheet dated May 5, 2010 (the "Prior Agreement") pursuant to which TerraSphere disclosed certain information about its proprietary system for growing plants in a controlled environment (the "TS Growth System") and the parties hereto agreed upon certain terms and conditions of license to be granted to UAC in respect of the TS Growth System; and

WHEREAS, TerraSphere and UAC, each having the right to do so, desire to enter into this Agreement, in furtherance of the Prior Agreement, upon the terms and conditions set forth herein;

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

Part 1 - Definitions

1.1 "TS Technology" shall mean all data, technology, know-how, inventions, improvements, discoveries, specifications, training materials, protocols and the like in existence as of the Effective Date relating to the construction, operation and use of the TS Growth System.

1.2  "TS Patent Rights" shall mean the patents listed on Schedule A to this Agreement, together with any patent application or patent relating to TS Technology or the TerraSphere Improvements hereafter filed or issued and any continuation, continuation-in-part or divisional of any thereof, any patent issuing therefrom and any reissue, reexamination or extension of any such patent.

1.3 "TerraSphere Improvements" shall mean any discovery or improvement relating to the TS Growth System made or acquired by TerraSphere during the term of this Agreement.

1.4 "UAC Improvements" shall mean any discovery or improvement relating to the TS Growth System made or acquired by UAC for a period of ten (10) years from the date of the Prior Agreement.

1.5 "Licensed Territory" shall mean the Commonwealth of Massachusetts USA.

1.6 "Licensed Field" shall mean the use of the TS Growth System for growing fruit and vegetables (including herbs and spices) in the Licensed Territory.

1.7 "Licensed Product" shall mean any plant product grown, distributed, offered for sale or sold by UAC, its agents or distributors, using TS Technology and/or where such growing, distribution, offering to sell or selling, in the absence of a right or license, would infringe TS Patent Rights.

1.8 "Licensed Facility" shall mean any facility constructed in the Licensed Territory for growing Licensed Product.

1.9 "Net Sales" shall mean the sum of all charges invoiced to customers of Licensed Products sold by UAC and its agents or distributors less: (i) normal trade and case discounts actually allowed (excluding promotional, advertising and other non-normal or special discounts); (ii) credits or refunds actually allowed for spoiled, damaged, outdated, or returned goods; (iii) sales and other excise taxes imposed and paid directly with respect to the sale; and (iv) insurance and transportation costs to the extent separately invoiced.

Part 2 - Technology Transfer

2.1 (a) After signing this Agreement and from time to time thereafter, TerraSphere will disclose to UAC such TS Technology as TerraSphere reasonably determines to be necessary for practicing the TS Growth System in the Licensed Territory.

(b)  Representatives of the parties will be permitted to visit the facilities of each party using the TS Growth System provided the parties hereto agree on the scheduling, duration and the number of personnel for each visit.

(c)   TerraSphere will consult with UAC so that the parties can agree on the requirements for construction and operation of Licensed Facilities (the "Operating Requirements").  At UAC’s option, TerraSphere will provide UAC with all production equipment needed to meet the agreed requirements pursuant to separate supply and purchase contracts entered into between TerraSphere and UAC.  If such supply and purchase contract is between TerraSphere and UAC, TerraSphere’s charges for the equipment shall not exceed TerraSphere’s cost plus 15%.  Alternatively, UAC may designate a local supplier to act as general contractor in purchasing and installing all production equipment needed to meet the agreed requirements, provided that such supplier must be reasonably acceptable to TerraSphere and licensed by TerraSphere pursuant to a written agreement on terms reasonably consistent with the services to be provided.

(d)  TerraSphere will also provide UAC with technical assistance and training in connection with the construction, set-up, operation and use of Licensed Facilities as requested by UAC, up to a maximum of sixty (60) man days per Licensed Facility, at a cost of Three Hundred Dollars ($300) per man day plus reasonable living and travel expenses.

Part 3 - Confidentiality

3.1 (a) For the term of this Agreement and thereafter, disclosures by either party to the other, designated by the disclosing party as proprietary and/or confidential, made in writing, orally or visually (and subsequently confirmed in writing within ten (10) days of disclosure) and designated as confidential ("Information") shall not be disclosed by the receiving party without the prior written consent of the disclosing party.

(b)  The foregoing shall not apply when, after and to the extent the Information disclosed:

(i)     becomes generally available to the public through no fault of the receiving party;

(ii)   was already known to the receiving party at the time of the disclosure as evidenced by written records in the possession of the receiving party prior to such time;

(iii)  is subsequently received by the receiving party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party; or

(iv) is required to be disclosed to a third party by law or legal process, provided the party so required (to the extent legally permitted) gives the other party prompt written notice and cooperates with all reasonable requests of the disclosing party in connection with any effort by the disclosing party to protect its rights in the Information to be disclosed.

(c)   Upon the expiration or termination of this Agreement for any reason, the receiving party shall destroy all Information of the disclosing party in the receiving party’s possession at the time of expiration or termination and shall promptly confirm same in writing to the disclosing party.  The receiving party, however, may retain one copy of such Information solely for archival purposes.

(d)  The Prior Agreement is replaced and superseded by this Agreement as of the Effective Date and confidential information disclosed by TerraSphere to UAC thereunder will be treated as Information under this Agreement.

Part 4 - License Grant

4.1 (a) TerraSphere hereby grants to UAC, and UAC accepts, an exclusive license under the TS Patent Rights, without the right to grant sublicenses, to use the TS Technology and the TerraSphere Improvements to grow Licensed Products using Licensed Facilities in the Licensed Field in the Licensed Territory, and to promote, market, offer to sell, sell and distribute Licensed Products anywhere.

(b) Simultaneously with the execution of this Agreement, TerraSphere has granted Licensee a first right of refusal on certain additional territories pursuant to an agreement in the form attached hereto as Schedule B.

(c) Other than the license to use set forth in Section 4.1(a), no license is granted to UAC to make, have made, offer to sell, sell or import Licensed Facilities. TerraSphere (or its authorized supplier) will be the sole supplier of Licensed Facilities to UAC and UAC will only purchase Licensed Facilities from TerraSphere, or its authorized supplier, in accordance with Section 2.1(c) and upon such other terms and conditions as may be mutually agreed upon between TerraSphere and UAC.

(d) All Licensed Products will conform to specifications to be mutually agreed by the parties, who shall cooperate in good faith to determine such specifications.

4.2 All Licensed Product sold by UAC, its agents or distributors pursuant to this Agreement will include TerraSphere’s trademark "A TerraSphere Product".  TerraSphere hereby grants to UAC the right to use the trademark "TerraShpere" in connection with the production, sale and distribution of Licensed Products in accordance with the terms of this Agreement.  All labels and promotional and advertising materials for Licensed Products will be approved in writing by TerraSphere prior to use by UAC, its agents or distributors hereunder. Such use of the "TerraSphere" trademark shall inure to the benefit of TerraSphere.

4.3 TerraSphere represents and warrants to UAC that: (i) if UAC operates the Licensed Facility substantially in accordance with the Operating Requirements agreed to pursuant to Section 2.1(c) and any written procedures manual provided to UAC by TerraSphere at least 30 days prior to the date for the commencement of operations at the first Licensed Facility (as specified by UAC in a written notice to TerraSphere given not less than 60 days prior to such date), UAC’s production from fifty (50)  TerraSphere carousels operating at full production should equal 1,150,000 pounds but at a minimum will produce 975,000 pounds of Licensed Products; (ii) TerraSphere has full power and authority to grant the licenses granted under this Agreement; (iii) neither the TS Technology nor the TerraSphere trademark, nor UAC’s exercise of its rights under this Agreement, will infringe, misappropriate, or violate any copyright, trade secret right, trademark right or U.S. patent right of any third party or any law, rule or regulation promulgated by any government or regulatory bodies; and (iv) the patents and patent applications listed in Schedule A constitute all of the patents and patent applications that relate to the TS Technology as of the Effective Date.  For a period of twenty-four (24) months after the date of first sale of Licensed Product by UAC, TerraSphere will indemnify and hold UAC harmless for any loss, expense, claim or damage (including reasonable attorneys’ fees and expenses) incurred by UAC from any claim by any third party based on or arising out of any breach of the representations set forth in clauses (ii), (iii) and (iv) this Section 4.

Part 5 - Improvements

5.1 (a) TerraSphere will promptly disclose TerraSphere Improvements to UAC which will become part of TS Technology and TS Patent Rights licensed hereunder as appropriate.

(b)  Should TerraSphere decide to not file a patent application, or discontinue prosecution or maintenance of any patent application or patent, whether included in the TS Patent Rights or covering a TerraSphere Improvement in the Licensed Territory, UAC, at its option, may, subject to the same right of any other licensee of TerrraSphere,  assume such responsibility and the costs thereof through TerraSphere’s counsel.

5.2 (a) UAC will promptly disclose UAC Improvements to TerraSphere. Subject to the license granted to UAC hereunder, TerraSphere will have a royalty-free, irrevocable, non-exclusive license, with the right to grant sublicenses, throughout the world with respect to UAC Improvements whether or not disclosed to TerraSphere hereunder.

(b) Should UAC decide to not file a patent application or discontinue prosecution or maintenance of any patent application or patent covering a UAC Improvement, it will advise TerraSphere of same in writing and TerraSphere, at its option, may assume such responsibility and the coats thereof. In such event, UAC shall assign its rights in any such patent application or patent to TerraSphere.

Part 6 - Fees and Royalties

6.1 For the license granted to UAC hereunder, UAC shall pay TerraSphere as follows:

(a) A running royalty of five percent (5%) of Net Sales, payable quarterly within 60 days after the end of each quarter;

(b) Except as set forth in paragraph (d) below, a nonrefundable, non-creditable license issue fee of One Million US Dollars ($1,000,000) for each Licensed Facility purchased by UAC, in installments, as follows:

(i) Two Hundred Fifty Thousand US Dollars ($250,000) was paid to TerraSphere upon execution of the Prior Agreement.

(ii) Two Hundred Fifty Thousand US Dollars ($250,000) paid within 180 days of the execution of the Prior Agreement.

(iii) Two Hundred Fifty Thousand US Dollars ($250,000) paid within 270 days of the execution of the Prior Agreement.

(iv) Two Hundred Fifty Thousand US Dollars ($250,000) paid within 360 days of the execution of the Prior Agreement.

(c) A minimum annual royalty of Sixty Thousand US Dollars ($60,000) payable on a deficiency basis sixty (60) days after the end of the first full calendar year after the Effective Date of this Agreement and each successive year thereafter and increasing by $6,000.00 each successive calendar year until the minimum royalty per Licensed Facility is $78,000.00.  If a minimum royalty becomes payable hereunder, UAC will tender the payment due to TerraSphere as provided herein. TerraSphere shall have the options to: (i) accept the payment in which case UAC’s exclusive license will remain in effect; (ii) accept the payment and convert UAC’s license to a nonexclusive upon written notice to UAC, in which case no further minimum royalties will be payable; or (iii) reject the payment in which case this Agreement and the licenses granted hereunder shall be terminated as of the date of any such rejection.

(d) The first license issue fee payable under paragraph (b) of this Section 6.1 shall cover the first 100 carousels in the aggregate, whether in one or more Licensed Facilities.  Thereafter, an additional license issue fee shall be payable pro rata for each additional carousel installed in an existing or new Licensed Facility.  The first installment of such additional license fee shall be payable upon authorization of such additional installation, with the remaining installments payable 180, 270 and 360 days thereafter.

6.2 (a) Royalty payments required to be made by UAC to TerraSphere shall be made in U.S. Dollars within sixty (60) days following the end of each calendar quarter. Each such payment shall include the royalties which shall have accrued during the calendar quarter immediately preceding and shall be accompanied by a report certified by UAC’s chief financial officer setting forth separately the Net Sales of all Licensed Products sold during said calendar quarter.

(b) Royalties shall be payable only once with respect to the same unit of Licensed Product regardless of the number of claims of TS Patent Rights pertaining to same.  Royalties shall become payable at the time of any sale or transfer of Licensed Product by UAC, its agents or distributors to the consumer thereof.

(c) UAC shall keep and maintain records of sales of Licensed Products. Such records shall be open to inspection at any reasonable time during normal business hours, but not more often than once each calendar quarter within three (3) years after the royalty period to which such records relate by an independent Certified Public Accountant selected by TerraSphere, to whom UAC has no reasonable objection, who shall have the right to examine and make abstracts of the records kept pursuant to this Agreement and report findings of said examination of records to TerraSphere insofar as it is necessary to evidence any mistake or impropriety on the part of UAC. Said public accountant shall treat as confidential and shall not disclose to TerraSphere any information other than information necessary to confirm the amount of royalties due, which shall be treated as Information of UAC subject to Section 3.

(d)  UAC’s obligation to pay royalties shall continue for so long as TerraSphere shall own an issued patent under TS Patent Rights. If UAC’s obligation to pay royalties hereunder is based solely TS Technology, said obligation shall continue until fifteen (15) years from the first commercial sale of Licensed Product.

Part 7 - Indemnification and Insurance

7.1 UAC agrees to defend, indemnify and hold TerraSphere and its agents harmless from any claims, demands, suits or causes of action, including all judgments, damages, and costs (including reasonable attorneys’ fees) resulting therefrom, arising out of the use, manufacture, sale, storage or advertising of any Licensed Product unless such judgment, damage or cost results from a material defect of the TS Technology.

7.2 Prior to selling Licensed Product, UAC shall obtain and maintain thereafter a comprehensive general liability insurance policy (to include advertisers liability and product liability) written by a reputable insurer or insurers approved by TerraSphere and shall list TerraSphere as an additional named insured thereunder and shall require thirty (30) days written notice to be given to TerraSphere prior to any cancellation or material change thereof. The limits of such insurance shall not be less than three million US dollars ($3,000,000) per occurrence for personal injury and property damage. UAC shall provide TerraSphere with certificates of insurance evidencing the same.

Part 8 - Term and Early Termination

8.1 Unless sooner terminated as herein provided, this Agreement shall continue in full force and effect commencing with the Effective Date and continuing until fifteen (15) years thereafter or until the expiration of the last-to-expire patent in TS Patent Rights, whichever shall later occur.

8.2 (a) Either party may terminate this Agreement and the license herein granted upon the breach of any of the terms herein contained by either party upon sixty (60) days written notice; provided that if during said sixty (60) days the party so notified cures the breach complained of then this Agreement shall continue in full force and effect.

(b)  If breach occurs because of nonpayment of fees or royalties required under Part 6 hereof, this Agreement will automatically terminate without notice thirty (30) days thereafter unless payment in full plus a two percent (2%) late payment charge is received by TerraSphere in the interim.

(c)   In the event this Agreement shall be terminated by TerraSphere as provided in Parts 8.2(a) or (b) hereof, UAC shall promptly make an accounting to TerraSphere of the inventory of Licensed Product which it has in process or on hand as of the date of such termination. UAC, its agents or distributors shall then have the right, for a period of three (3) months after said termination, to sell such inventory provided that the Net Sales thereof shall be subject to the royalty rates set forth herein and so payable to TerraSphere.

(d)  In the event that further lawful performance of this Agreement or any part hereof by either party shall be rendered impossible by or as a consequence of any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any other official action by any department, bureau, board, administration or other instrumentality or agency or any government or political subdivision thereof having jurisdiction over such party, such party shall not be considered in default hereunder by reason of any failure to perform occasioned thereby.

Part 9 - General Provisions

9.1 Except as required by law, UAC shall not originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement to any amendment thereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of TerraSphere. Except as provided in Part 4.2 (trademark license) hereof, neither party shall use the name of the other in any advertising, packaging or other promotional material in connection with the sale of Licensed Product.  Notwithstanding anything to the contrary contained in this Agreement, either party may disclose the terms and conditions of this Agreement: (a) in confidence to banks, investors and other financing sources and their advisors or with counterparties and their advisors in connection with an actual or prospective merger or acquisition or similar transaction, provided that any such person has first agreed to restrictions on the use of such information substantially as strict as those set forth in this Agreement or (b) in connection with the enforcement of its rights under this Agreement.

9.2 Neither party shall unreasonably withhold its consent or agreement when such consent or agreement is required hereunder or is requested in good faith by the other party hereunder.

9.3 This Agreement is unassignable by either party except with the prior written consent of the other and except that it may be assigned without consent to a corporate successor of UAC or TerraSphere or to a person or corporation acquiring all or substantially all of the business and assets of UAC or TerraSphere who undertakes in writing to the non-assigning party to perform all of the assignor’s obligations under this Agreement.

9.4 All notices to be given by each party to the other shall be made in writing by facsimile and confirmed by Registered or Certified Mail, return receipt requested, and addressed, respectively, to the parties at the following:

To TerraSphere Systems, LLC:                        To Urban Agricultural Corp
137A Lewis Wharf                                           8 Algonquian Drive
Boston, MA 02110 USA                                 Natick, MA 01760
Attn: William A. Gildea                                     Attn: Ed Reilly
Facsimile No.: (617) 624-0333                        Facsimile No.: (508) 647-0041

Any notice shall be effective as of its date of receipt.

9.5 (a) This Agreement constitutes the entire agreement between the parties and supersedes all written or oral prior agreements or understandings. No variation or modification of the terms or provisions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(b)  No right or license is granted by TerraSphere under this Agreement to UAC, or by UAC to TerraSphere, either expressly or by implication, except those specifically set forth herein.

(c)   Waiver by UAC or TerraSphere of any single default or breach or succession of defaults or breaches by the other shall not deprive TerraSphere or UAC of any right to terminate this Agreement arising out of any subsequent default or breach.

(d)  All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the laws of Massachusetts, USA, applicable to agreements made and to be performed wholly within Massachusetts but the scope and validity of any patent or application included in the TS Patent Rights shall be governed by the applicable patent law of the country whose agency accepted the patent application for filing or issued the patent.

9.6 UAC is an independent contractor and neither it nor any of its employees, agents or distributors are considered to be employees of TerraSphere for any purpose. No agency, partnership or joint venture is created or intended by this Agreement.

9.7 The captions herein are solely for convenience of reference and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, TerraSphere and UAC have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

TerraSphere Systems, LLC                                      Urban Agricultural Corp.

By:                                                                               By:
William A. Gildea                                                         Edwin A. Reilly
Managing Member                                                       Chief Executive Officer

Schedules

A – TS Patent Rights

B – Right of First Refusal

A.  List of US/Foreign Counterpart Applications for TerraSphere

Based on The First Three-Generation Technology

                               U.S.                                                                                                                                              FOREIGN

1.         U.S. Patent 7,415,796                                                                                Canadian S.N. 2,499,512 - Filed: March 7, 2005
            (Our Case:  US 1425/05)                                                                             Status: Pending
                                                                                                                                    (Our Case: CA 1426/05(CA))
2.         U.S. Patent 7,533,493                                                                         A.        Canadian S.N. 2,599,694 - Filed: March 7, 2006
            (Our Case: US 1487/07 - 1st CIP)                                                                   Status: Pending
                                                                                                                                    (Our Case: PCT 1494/07(CA))
                                                                                                                        B.         European S.N. 06737160.9
                                                                                                                                    Status: Pending
                                                                                                                                    (Our Case: PCT 1495/07(EP))
                                                                                                                        C.        Chinese S.N. 200680006821.X
                                                                                                                                    Status: Pending
                                                                                                                                    (Our Case: PCT 1497/07(CN))
                                                                                                                        D.        Hong Kong S.N. 08105948.4
                                                                                                                                    Status: Pending
                                                                                                                                    (Our Case: PCT 1511/08 (HK))
                                                                                                                        E.         Japanese S.N. 2008-500809
                                                                                                                                    Status: Pending
                                                                                                                                    (Our Case: PCT 1496/07 (JP))

A.   List of US/Foreign Counterpart Applications for TerraSphere
Based on The First Three-Generation Technology (CONTD.)

                           U.S.                                                                                                                                     FOREIGN

3.         U.S. Patent 7,559,173                                                                                International App. PCT/US2008/006416 -
(Our Case: US 1487A/07 - 2nd CIP)                                                                       Filed:  May 20, 2008
                                                                                                                                Status: Abandoned
                                                                                                                                (Our Case:  PCT 1510/08)

B.   List of US/Foreign Counterpart Applications for TerraSphere
Based on 4th Generation Technology

                             U.S.                                                                                                                                           FOREIGN

1.         U.S. S.N. 12/382,815 - Filed: March 24, 2009                             A.        Canadian S.N. 2,659,658 - Filed: March 23, 2009
            Status:  Pending                                                                                      Status: Pending
            (Our Case:  US 1523/09)                                                                             (Our Case: US 1524/09(CA))
B.                 International App. PCT/US2010/000704 -

Filed:  March 9, 2010
Status: Pending
PCT National Phases Due: Sept. 23, 2011
(Our Case:  PCT 1545/10)

SCHEDULE B

RIGHT OF FIRST REFUSAL

IDENTIFICATION BOX
Grantee	Urban Agricultural Corp.
Company	TerraSphere Systems, LLC
Effective Date	Upon the Company signing
Grantee Address for Receipt of Notice	8 Algonquian Drive Natick, Ma 01760
Company Address for Receipt of Notice	137A Lewis Wharf Boston, Massachusetts, 02110 USA
Governing Law Jurisdiction	Massachusetts

(a)

This grant of a right of first refusal is made by the Company to the Grantee named in the Identification Box (the "ROFR").

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties to this ROFR agree as follows:

  The Company

TerraSphere Systems LLC (the "Company") has developed a system of modules and processes for growing plants in a controlled environment. The system uses and controls precise combinations of light, water, nutrition, gravity, centrifugal forces, and gasses to produce growing conditions that can be controlled and manipulated to result in desired plant growth and maximum crop production (the "Growth System").  Company grants license rights to use the Growth System to interested parties that are willing to accept the rights to use and to use the rights to be granted by Company in accordance with the terms and conditions contained in the terms of a definitive license agreement.  Grantee has requested, and the Company is agreeable, that the Company grant a right of first refusal to Grantee for limited geographic territory set forth in Section 2.

  First Right of Refusal

The Company hereby grants to Grantee the following Right of First Refusal:

The Company agrees that it will not issue a License in the limited geographic areas of the State of New Jersey, the State of Pennsylvania, and the State of California unless (a) the Company has received a bona fide offer to purchase a License in any such State;  (b) the Company has given the Grantee written notice (which shall be deemed to be duly given when mailed by registered mail addressed to the Grantee at the address set forth in the Identification Box)stating the terms and conditions of said bona fide offer; and containing an offer by the Company to grant a License to the Grantee on the same terms and conditions as said bona fide offer;   (c) the Grantee has not, within fourteen (14) days after the giving of such notice, mailed or otherwise given the Company written notice that the Grantee elects to purchase the same in accordance with said offer.  In the event the Grantee elects to purchase, the License shall be granted to Grantee and the License Fee paid on the date of closing provided for in the bona fide offer.  In the event that the Grantee shall not give such notice of election to purchase within the time above specified or in the event that the Grantee shall, after giving such notice, fail to complete such purchase as hereinabove provided, then the Company shall be free thereafter to grant a License in the State identified in the bona fide offer at a price not lower than that specified therein.

  Fee

Grantee will pay, upon execution of this ROFR a one-time fee in the amount of $0 for this ROFR.

  Termination

Unless sooner terminated as herein provided, this ROFR shall continue in full force and effect commencing with the Effective Date and continuing for one (1) year thereafter.

  Notice

Any notice to be given under this ROFR must be made in writing and is deemed to have been received after the date it is sent (a) on the fifth business day when sent by regular mail, (b) on the third business day when sent by registered mail, (c) on the second business day when sent by courier, and (d) on the same day when sent by fax providing proof of transmittal is provided.  Each notice is to be addressed Private & Confidential to the respective party indicated in the Identification Box on Page 1 of this ROFR or to such other address as either party may advise by notice as provided in this ROFR.

  Governing Law

This ROFR is governed by and construed in accordance with the laws of the jurisdiction named in the Identification Box on Page 1 of this ROFR.

  Counterparts and Facsimile Signature

This ROFR may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this ROFR by exchange of facsimile copies bearing the facsimile signature of any party to this ROFR shall constitute a valid and binding execution and delivery of this ROFR by any such party.  Such facsimile copies shall constitute enforceable original documents.

[Signatures on following page]

IN WITNESS WHEREOF, the parties confirm their agreement to be bound by the terms of this ROFR by signing below.